CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated November 11, 2013, with respect to the financial statements of International Precious Metals, Inc. as of and for the period ended August 31, 2013 and the related statement of operations, stockholders’ equity (deficit) and cash flows for the period from inception on July 29, 2013 through August 31, 2013, and to the reference to our firm under the caption “Experts”, included in the Registration Statement on Form S-1/A filed by International Precious Metals, Inc. dated January 15, 2014.

 /s/ M&K CPAS, PLLC

 Houston, Texas

January 15, 2014